Exhibit 10.1

TERMINATION AGREEMENT

AGREEMENT, dated as of September 28, 2006, between INTEREP NATIONAL RADIO SALES, INC., New York corporation (the “Company”), and MARC G. GUILD (“Guild”).

W I T N E S S E T H:

WHEREAS, Guild has served the Company as a member of its Board of Directors, a trustee of the Company’s Stock Growth Plan and, pursuant to an Amended and Restated Employment Agreement, dated as of April 1, 2000 (the “Employment Agreement”), as President, Marketing Division, of the Company;

WHEREAS, the Company and Guild wish to set forth their agreement as to the termination of Guild’s employment;

NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth herein, the parties agree as follows:

1. Resignation and Termination of Employment. Effective as of the date of this Agreement (except as provided in Section 2(a)), Guild’s employment with the Company shall terminate and Guild shall resign from the office of President, Marketing Division, and from all offices and directorships that he holds with any of the Company’s subsidiaries or affiliates. Concurrently with the execution of this Agreement, Guild has delivered to the Company a signed letter of resignation to such effect. Guild shall continue to serve as a director of the Company through the Company’s 2006 Annual Meeting and possibly thereafter, as shall be agreed by the Company and Guild. Guild shall also continue to serve as a Trustee of the Interep Radio Store Stock Growth Plan at the pleasure of the Company’s Board of Directors.

2. Payments.

(a) The period beginning on August 1, 2006 and ending on March 31, 2013 is referred to as the “Term”. During the first two years of the Term, the Company shall pay Guild consulting fees, and during the remainder of the Term, severance compensation, at the rate of $360,000 per year, less applicable federal and state withholdings. Subject to the provisions of Section 2(b), the Company shall pay such compensation in equal semi-monthly installments. During the first two years of the Term, Guild shall provide the Company with such advice, assistance and consulting services regarding aspects of the Company’s business and affairs with respect to which he has been active as the Company shall reasonably request and Guild shall agree to provide. All of the compensation referred to in this Section 2 shall be paid to Guild by direct deposit to such account as Guild shall designate to the Company. In consideration of the Company’s payment of such consulting and severance compensation, Guild waives and forever forfeits any payments otherwise payable to him under the Employment Agreement as salary, bonus, severance compensation or consulting fees.

(b) If a Change in Control (as defined in Section 2(c)) occurs, Guild or his personal representative (should he die or become incompetent during the Term) shall have the right to require the Company, at any time during the Term, and on not less than 30 days’ written notice to the Company, to pay to Guild, his designee or his estate or heirs an amount equal to all of the remaining severance compensation and consulting fees payable to him during the then remainder of the Term, discounted at the Discount Rate (as defined below) to its present value as of the date of such notice (the “Notice Date”). The Company shall pay such amount to Guild in a lump sum not later than 30 days after the Notice Date. “Discount Rate” means the yield to maturity, as determined on the Notice Date, on U.S. Treasury obligations having a maturity date then as near as possible to the last day of the Term.

(c) For purposes of this Section 2, “Change in Control”, means the occurrence of any of the following events:

(i) any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”), but excluding the Company, its “Affiliates” (that is, any of its subsidiaries or any parent corporation), or any employee benefit plan or employees of the Company or any of its Affiliates, or any group of which any of the foregoing is a member, is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of the Company’s securities representing 30% or more of the combined voting power of its then outstanding securities;

(ii) during any period of 24 consecutive months, individuals (A) who on the date of this Agreement constitute the Company’s entire Board of Directors (“Initial Directors”) or (B) whose election, appointment or nomination for election was approved prior to such election or appointment by a vote of at least two-thirds of the Initial Directors who were in office immediately prior to such election or appointment, cease for any reason to constitute at least a majority of the Company’s Board of Directors;

(iii) the consummation of a merger, business combination, share exchange, division or other reorganization of the Company with any other corporation, where, following such transaction, (A) a majority of the directors of the surviving entity are persons who (I) were not members of the Company’s Board of Directors immediately prior to the merger or other combination and (II) are not the Company’s nominees or representatives, (B) the Company’s shareholders immediately prior to such merger or combination beneficially own, directly or indirectly, less than 60% or more of the combined voting power of the surviving corporation, as well as 60% or more of the total market value of its outstanding equity securities, in substantially the same proportion as they owned the combined voting power of the Company, (C) any “person,” including a “group” (each as defined in clause (i) above), but excluding the Company, its Affiliates, or any of the Company’s or its Affiliates’ employee benefit plans or employees, or any group of which any of the foregoing is a member, is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities representing 30% or more of the combined voting power of the surviving corporation or (D) in the case of a division, the Company’s shareholders immediately prior to such division beneficially own, directly or indirectly, less than 60% or more of the combined voting power of the outstanding voting securities of each entity resulting from the division as well as 60% or more of the total market value of each such entity’s outstanding equity securities, in each case in substantially the same proportion as such shareholders owned shares of the Company prior to such transaction;

(iv) the consummation of a direct or indirect sale or other disposition of all or substantially all of the Company’s assets;

(v) the Company’s adoption of any plan of liquidation providing for the distribution of all or substantially all of its assets;

(vi) any other change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Exchange Act; or

(vii) any other event or transaction that is declared by resolution of the Company’s Board of Directors to be a Change in Control.

3. Plan Coverage. From and after August 1, 2006 and until the earlier of March 31, 2013 or such time as another employer makes available to Guild medical and dental coverage comparable to that which the Company currently provides to Guild, the Company, under COBRA, but at its expense, shall provide medical and dental coverage for Guild under, and subject to the terms and conditions of, such group insurance plans as the Company now and in the future makes available generally for its employees. Nothing in this Section 3 shall be construed to require the Company to institute or maintain any or any particular benefit plan, program or policy. If and to the extent that this Section 3 conflicts with any COBRA notice or other document issued by the Company at any time, the provisions of this Section 3 shall prevail.

4. Certain Expenses. Promptly after the date of this Agreement, the Company shall reimburse Guild for his reasonable travel, lodging and entertainment expenses incurred by him prior to the date hereof in connection with the business of the Company, in accordance with the Company’s policies and procedures. Inasmuch as the Company has used Guild’s membership at the Union League to have access to its meeting rooms and dining facilities for client entertainment, meetings, events and training sessions and wishes to continue to do so, the Company shall, until further notice, pay the dues owed by Guild to such club. Guild shall reimburse the Company for all of his personal use of such club. Guild may retain the company cell phone, lap top and Blackberry that he has been using and the Company shall continue to pay all related charges through December 31, 2006; provided, however, that Guild shall have no access to the Company’s networks, systems or data through such equipment on and after the date of this Agreement.

5. Other Benefit Plans. Guild shall be entitled to receive all rights, distributions and benefits which have accrued or shall accrue to him under the Company’s Stock Growth Plan and 401-K Plan, in accordance with the terms of such benefit plans. On and after the date of this Agreement, the Company shall not make any further contributions to any such benefit plan for Guild’s account and all his benefit plan accounts shall be frozen with a review to roll over or termination. The Company shall use its best efforts to insure that all transfers of securities or accounts and payments of cash contemplated in the preceding sentence are made as promptly as is practicable, consistent with the terms and procedures of such benefit plans. On and after the date of this Agreement, the Company shall not make any further contributions to any such benefit plan for Guild’s account and all his benefit plan accounts shall be frozen with a view to roll-over or termination.

6. Options. The stock options held by Guild to purchase an aggregate of 353,440 shares of Interep Common Stock shall remain exercisable on and after the date of this Agreement, for the respective full terms thereof as stated in the related option agreements and otherwise in accordance with their terms.

7. Automobile Allowance. The Company shall continue to provide Guild with the use of the automobile it currently leases for him through the end of the current lease on the same terms and conditions that are currently applicable.

8. Statements. In any written or oral discussion or disclosure by Guild or the Company regarding the termination of Guild’s employment with the Company, Guild and the Company shall each characterize such termination as amicable and in a manner consistent with the contents of this Agreement. Further, Guild shall not denigrate or disparage the Company or any of its subsidiaries or divisions or the businesses, services, officers, directors, employees, agents or shareholders of any of them, or take any action which would tend to cast any of them into disrepute. Similarly, the Company shall not denigrate or disparage Guild or take any action which would tend to cast him into disrepute. Guild shall maintain the existence and terms of this Agreement in confidence at all times on and after the date hereof; provided, however, that the foregoing shall not restrict him from making any disclosure about the existence and terms of this Agreement as may be required by applicable law or from testifying truthfully pursuant to a valid subpoena issued by any court or regulatory body having competent jurisdiction.

9. Confidentiality. At all times on and after the date of this Agreement, Guild shall not disclose to any party or use any information respecting the Company or its business and affairs which is treated as confidential by the Company, including, without limitation, trade secrets, business and marketing plans and information, financial data, commission rate information, identity of actual or prospective clients and customers and salary or bonus information relating to any of the Company’s employees; provided, however, that such obligation shall not apply to any information (i) to the extent that it is or becomes part of public or industry knowledge from authorized sources other than Guild or (ii) which Guild is required by law to disclose (but only to the extent required to be so disclosed); and provided, further, that Guild may disclose this Agreement and its terms to his or its accountants, tax advisors and legal counsel, provided that any such third party has been informed of, and has agreed to abide by, this confidentiality provision. On or before the date of this Agreement, Guild shall deliver to the Company all material of a confidential nature (whether or not marked as such), including, without limitation, business plans, budgets, financial statements or projections, commission rate schedules, manuals, letters, notes, notebooks, reports and customer and supplier lists, and all copies or summaries thereof, relating to the business or affairs of the Company and its subsidiaries that are in Guild’s possession or control.

10. Non-Competition. In consideration of the payments and accommodations to be made to Guild pursuant to this Agreement, Guild agrees that, during the Term, and so long as the Company is not in breach of its obligations under this Agreement, he shall not, anywhere in the United States of America (or for such lesser area or such lesser period as may be determined by a court of competent jurisdiction to be a reasonable limitation on the competitive activity of Guild), directly or indirectly:

(a) act as an officer, director, employee, agent, consultant or in any other capacity for Katz Media Corporation or any of its subsidiaries, parents or affiliates (together, “Katz”); provided, however, that the foregoing shall not restrict Executive from marketing, promoting or selling products or services to Katz on behalf of third parties other than Katz;

(b) engage in any terrestrial or satellite radio or broadcast, cable or satellite television or Internet national sales representation business (“Representation Business”, which shall not include any representation business other than national sales) on behalf of himself or any third party, including any representation firm or radio or television group;

(c) solicit or attempt to solicit Representation Business on behalf of himself or any third party from any parties who are clients or customers of the Company; or to which the Company has made specific proposals for services, during the 12 months prior to the date of this Agreement and with respect to which Guild either (i) possess confidential information of the Company or (ii) Guild was directly involved as to solicitation, negotiation or servicing of contracts;

(d) solicit or attempt to solicit for any business endeavor any employee of the Company;

(e) interfere with the Company or the conduct of its Representation Business or otherwise divert or attempt to divert from Interep any business whatsoever; or

(f) render any services as a joint venturer, partner, consultant or otherwise to, or have any interest as a stockholder, partner, lender or otherwise in, any person or entity which is engaged in activities which, if performed by Guild, would violate this Section 10.

The foregoing provisions of this Section 10 shall not prevent Guild from purchasing or owning up to 5% of the voting securities of any corporation, the securities of which are publicly-traded. For all purposes of this Section 10, as well as Section 9 and 11, references to the Company shall include all of its subsidiaries, affiliates and joint ventures.

11. Remedies and Survival. Because the Company would not have an adequate remedy at law to protect its business from unfair competition and its interest in its trade secrets, proprietary or confidential information or similar commercial assets should Guild breach any provision of Sections 8, 9 or 10, the Company shall be entitled, in the event of such a breach or threatened breach thereof by Guild, to injunctive relief, in addition to such other remedies and relief that would be available to the Company. In the event of such a breach, in addition to any other remedies, the Company shall be entitled to receive from Guild payment of, or reimbursement for, their reasonable attorneys’ fees and disbursements incurred in successfully enforcing any such provision. The provisions of Sections 8, 9 and 10 and of this Section 11 shall survive any termination of this Agreement.

12. Termination of Prior Agreements. On the date of this Agreement, the Employment Agreement and any other agreements and understandings between the Company and Guild relating to his employment, other than this Agreement, the benefit plans and options referred to in Sections 5 and 6 of this Agreement and the Indemnification Agreement between the parties (together, the “Surviving Agreements”), shall terminate and be of no further force or effect; provided, however, that any rights to indemnification, defense and insurance in favor of Guild arising under the Restated Certificate of Incorporation or By-Laws of the Company, shall continue in full force and effect. Guild shall continue to be covered under such directors and officers liability insurance policies as the Company maintains for its directors so long as he is eligible to be covered under such policies in accordance with the terms thereof.

13. Releases.

(a) Guild, in consideration of good and valuable consideration received and to be received from the Company hereunder, the sufficiency of which is acknowledged, releases and discharges the Company, its subsidiaries and affiliates and its and their respective officers, directors, shareholders, employees, agents, attorneys and affiliates and its and their respective heirs, personal representatives, successors and assigns (together, the “Company Releasees”), of and from all claims, demands, causes of action, suits, actions, proceedings, judgments, debts, damages, liabilities and obligations, at law, equity or otherwise, including, without limitation, any federal, state, local or administrative Equal Employment Opportunity or other claims arising under the Civil Rights Acts of 1866, 1870 and 1871, the Equal Pay Act of 1963, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefits Protection Act, the Civil Rights Act of 1968, the Rehabilitation Act of 1973, the Vietnam-Era Veterans’ Readjustment Assistance Act of 1974, the Veteran’s Reemployment Rights Act, the Immigration Reform and Control Act, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974, as amended, the Fair Labor Standards Act, the New York Executive Law, the New York State Human Rights Law, New York Civil Rights Law, Section 47 et seq., New York Civil Rights Law, Article 4-C, Section 48 et seq., New York Labor Law Section 201-d, New York Civil Rights Law, Article 4, Section 40-c to 45 and any applicable federal, state, or local anti-discrimination or equal employment opportunity statues or regulations, including, without limitation, any fair employment or human rights ordinance of any municipality or county in the State of New York; which Guild or his heirs, personal representatives, successors and assigns had, have or may hereafter have against the Company Releasees for, on or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date hereof; except that, Guild in no way releases or discharges the Company’s obligations under this Agreement or any of the Surviving Agreements. Nothing herein shall be construed as an admission by the Company that Guild has any claim against it. Guild and his heirs, personal representatives, successors and assigns, further waive any and all manner of notice, knowledge or discovery of any and all such actual or alleged claims of cause of action.

(b) Guild shall have 21 days to review the release contemplated by Section 13(a) and is advised to consult with an attorney before signing it. After Guild signs this Agreement, he shall have seven days to cancel it. If Guild does not cancel it, the release contemplated by Section 13(a) shall become effective.

(c) Subject to the last sentence of this Section 13(c), the Company, in consideration of good and valuable consideration received and to be received from Guild hereunder, the sufficiency of which is acknowledged, releases and discharges Guild and his heirs, personal representatives, successors and assigns (together, the “Guild Releasees”), of and from all claims, demands, causes of action, suits, actions, proceedings, judgments, debts, damages, liabilities and obligations, at law, equity or otherwise, which the Company or any of its affiliates and any of their respective successors or assigns had, have or may hereafter have against the Guild Releasees for, on or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date hereof; except that, the Company in no way releases or discharges Guild’s obligations under this Agreement and the Surviving Agreements. Nothing herein shall be construed as an admission by Guild that the Company has any claim against him. The Company, its affiliates and their respective successors and assigns, further waive any and all manner of notice, knowledge or discovery of any and all such actual or alleged claims of cause of action. The foregoing release shall become effective automatically on the effectiveness of the release contemplated by Section 13(a).

14. Litigation Cooperation. From time to time, if requested by the Company, Guild shall make his time and attention reasonably available to, and shall cooperate with the Company with respect to, any aspect of any litigation or governmental proceedings involving the Company regarding periods during which he was an employee of the Company and a reasonable period thereafter. The Company shall reimburse Guild for any travel, lodging and other expenses he reasonably incurs in this regard, in accordance with their standard reimbursement policies.

15. Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to its subject matter, merges and supersedes any prior or contemporaneous understandings with respect to its subject matter, and shall not be modified or terminated except by a written instrument executed by the Company and Guild. Failure of a party to enforce one or more of the provisions of this Agreement or to require at any time performance of any of the obligations hereunder shall not be construed to be a waiver of such provisions by such party nor to in any way affect the validity of this Agreement or such party’s right thereafter to enforce any provision of this Agreement, nor to preclude such party from taking any other action at any time which it would legally be entitled to take. Notwithstanding the foregoing, the provisions of this Section 15 and the release set forth in Section 13(a) shall not apply to the letter agreement, dated June 7, 2006, respecting Guild’s entitlement to a special bonus with respect to the transaction referred to in such letter agreement.

16. Severability. If any provision of this Agreement is held to be invalid or unenforceable by any court or tribunal of competent jurisdiction, the remainder of this Agreement shall not be affected by such judgment, and such provision shall be carried out as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability. In this regard, the Company and Guild agree that the provisions of Section 10, including, without limitation, the scope of its territorial and time restrictions, are reasonable and necessary to protect and preserve the Company’s legitimate interests. If the provisions of Section 10 are held by a court of competent jurisdiction to be in any respect unreasonable, then such court may reduce the territory or time to which it pertains or otherwise modify such provisions to the extent necessary to render such provisions reasonable and enforceable.

17. Successors and Assigns. Guild shall have no right to assign this personal Agreement, or any rights or obligations hereunder, without the consent of the Company. On the sale of all or substantially all of the assets of the Company to another party, or on the merger of the Company with another corporation, this Agreement shall inure to the benefit of, and be binding on, both Guild and the party purchasing such assets or surviving such merger in the same manner and to the same extent as though such other party were the Company. Subject to the foregoing, this Agreement shall inure to the benefit of, be binding on and be enforceable by, the parties and their respective heirs, personal representatives, successors and assigns.

18. Communications. All notices, consents and other communications given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or by FedEx or a similar overnight courier to, (b) five days after being deposited in any United States post office enclosed in a postage prepaid registered or certified envelope addressed to, or (c) when successfully transmitted by fax (with a confirming copy of such communication to be sent as provided in (a) or (b) above) to, the party for whom intended, at the address or fax number for such party set forth below, or to such other address or fax number as may be furnished by such party by notice in the manner provided herein; provided, however, that any notice of change of address or fax number shall be effective only on receipt.

If to the Company:	If to Guild:

Interep National Radio Sales, Inc.	Mr. Marc G. Guild
100 Park Avenue	107 White Plains Road
New York, New York 10017	Bronxville, New York 10708
Attention: Mr. Ralph C. Guild	Fax No.: (914) 779-2818
Fax No.: (212) 916-0749

19. Construction; Counterparts. The headings contained in this Agreement are for convenience only and shall in no way restrict or otherwise affect the construction of the provisions hereof. References in this Agreement to Sections are to the sections of this Agreement. This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

20. Governing Law. This Agreement shall be governed by the laws of the State of New York applicable to agreements made and fully to be performed in such state, without giving effect to conflicts of law principles.

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first set forth above.

INTEREP NATIONAL RADIO SALES, INC.

By:	/s/ William J. McEntee	/s/ Marc G. Guild
	William J. McEntee Chief Financial Officer	MARC G. GUILD